Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

of

NOODLES & COMPANY

a Delaware corporation

NOODLES & COMPANY (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.                                      The name of the Corporation is Noodles & Company.

2.                                      The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 19, 2002.

3.                                      Pursuant to Section 242 of the DGCL, the amendments and restatements herein set forth have been duly approved by the Board of Directors and the Stockholders of the Corporation.

4.                                      Pursuant to Section 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

The text of the Restated Certificate of Incorporation is hereby amended and restated as follows:

ARTICLE I
NAME

The name of the corporation is Noodles & Company.

ARTICLE II
AGENT

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, DE  19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
STOCK

Section 4.1                                    Authorized Stock.  Subject to Section 4.2(b)(iii) hereof, the aggregate number of shares which the Corporation shall have authority to issue is 181,000,000, of which 150,000,000 shall be designated as Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), 30,000,000 shall be designated as Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) and 1,000,000 shall be designated as Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Section 4.2                                    Common Stock.

(a)                                 Voting.  Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, voting as a single class, except that each holder of Class B Common Stock shall not be entitled to any vote for any share of Class B Common Stock with respect any vote related to the election and removal of any member of the Corporation’s Board of Directors; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(b)                                 Conversion.

(i)                                     Each share of Class B Common Stock shall be convertible, at the option of the holder thereof at any time and from time to time, into one fully paid and non-assessable share of Class A Common Stock.  Such right shall be exercised by the surrender to the Corporation of the certificate or certificates, if any, representing the shares of Class B Common Stock to be converted at any time during normal business hours at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, if any, into an equal number of shares of Class A Common Stock, and (if so required by the Transfer Agent) by instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to this Section 4.2(b). To the extent permitted by law, such conversion shall be deemed to have been effected at the close of business on the date of such surrender.  Immediately upon conversion of shares of Class B Common Stock, the rights of the holders of shares of Class B Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. The issuance of certificates, if any, for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the individual, entity or other person requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(ii)                                  Each share of Class A Common Stock shall be convertible, at the option of the holder thereof at any time and from time to time, into one fully paid and non-assessable share of Class B Common Stock.  Such right shall be exercised by the surrender to the Corporation of the certificate or certificates, if any, representing the shares of Class A Common Stock to be converted at any time during normal business hours at the office of the Transfer Agent, accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, if any, into an equal number of shares of Class B Common Stock, and (if so required by the Transfer Agent) by instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to this Section 4.2(b).  To the extent permitted by law, such conversion shall be deemed to have been effected at the close of business on the date of such surrender.  Immediately upon conversion of shares of Class A Common Stock, the rights of the holders of shares of Class A Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of Class B Common Stock. The issuance of certificates, if any, for shares of Class B Common Stock upon conversion of shares of Class A Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class A Common Stock converted, then the individual, entity or other person requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(iii)                               Reservation of Stock Issuable upon Conversion.  If at any time the number of authorized but unissued shares of Class A Common Stock or Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class A Common Stock and Class B Common Stock, in addition to such other remedies as shall be available to the holders of such Class A Common Stock and Class B Common Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock and/or Class B Common Stock, as applicable, to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(c)                                  Dividends.  Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Corporation legally available therefor when, as and if declared by the Board of Directors.

(d)                                 Liquidation.  Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section 4.3                                    Preferred Stock.  Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors is hereby authorized to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(i)                                     the number of shares constituting such series, including any increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding), and the distinctive designation of such series;

(ii)                                  the dividend rate on the shares of such series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(iii)                               whether the shares of such series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)                              whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)                                 whether or not the shares of such series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)                              whether a sinking fund shall be provided for the redemption or purchase of shares of such series, and, if so, the terms and the amount of such sinking fund;

(vii)                           the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

(viii)                        any other relative rights, preferences and limitations of such series.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1                                    Number.  Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock to elect additional directors in certain circumstances, the Board of Directors shall consist of not fewer than five nor more than eleven directors, the exact number to be determined from time to time by resolution adopted by affirmative vote of a majority of such directors then in office.

Section 5.2                                    Classification.

(a)                                 The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III.  Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Section 5.2; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Section 5.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Section 5.2.  Commencing with the first annual meeting of stockholders following the effectiveness of this Section 5.2, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office.  In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible by the Board of Directors.  The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III.  To the fullest extent permitted by Delaware law, for so long as Catterton Partners VI, L.P. (“CP”) and its affiliates collectively own at least 20% of the Common Stock of the Corporation, CP and its affiliates shall have the right to nominate to the Board of Directors two members of the Board of Directors.  To the fullest extent permitted by Delaware law, for so long as CP and its affiliates collectively own less than 20% of the Common Stock of the Corporation, but at least 10% of the Common Stock of the Corporation, CP and its affiliates shall have the right to nominate to the Board of Directors one member of the Board of Directors.  To the fullest extent permitted by Delaware law, for so long as Argentia Private Investment, Inc. (“Argentia”) and its affiliates collectively own at least 20% of the Common Stock of the Corporation, Argentia and its affiliates shall have the right to nominate to the Board of Directors two members of the Board of Directors.  To the fullest extent permitted by Delaware law, for so long as Argentia and its affiliates collectively own less than 20% of the Common Stock of the Corporation, but at least 10% of the Common Stock of the Corporation, Argentia and its affiliates shall have the right to nominate to the Board of Directors one member of the Board of Directors.

(b)                                 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified.  No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c)                                  Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, any director, or the entire Board of Directors, may be removed from office at any time, (i) for cause only by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class or (ii) without cause only by the affirmative vote of the holders of 66 2/3% of the voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.  Notwithstanding the foregoing, to the fullest extent permitted by Delaware law, no Board of Directors nominee of CP or Argentia may be removed from the Board without the consent of the party that designated such nominee to the Board of Directors unless such nominee (i) is convicted (including any plea of guilty or nolo contendere) of a misdemeanor involving moral turpitude or a felony, (ii) materially violates fiduciary duties owed to the Company, as determined by the Board or (iii) commits an act that constitutes intentional misconduct, bad faith or an intentional violation of law in respect of his position as a director.

(d)                                 During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues:  (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal.  Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.3                                    Powers.  Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

Section 5.4                                    Election.

(a)                                 Ballot Not Required.  The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

(b)                                 Notice.  Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE VI
STOCKHOLDER ACTION

For such time as CP and its affiliates and Argentia and its affiliates collectively own greater than 50% of the outstanding Common Stock of the Corporation, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors, or by the Chairman of the Board of Directors or the Chief Executive Officer with the concurrence of a majority of the Board of Directors.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE VIII
BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation hereby expressly states that it shall not be bound or governed by, or otherwise subject to, Section 203 of the DGCL.

ARTICLE IX
EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE X
AMENDMENT

Section 10.1                             Amendment of Certificate of Incorporation.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided, however, that in addition to any requirements of law and any other provision of this Certificate of Incorporation, and notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66 2/3% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, any provision of this Certificate of Incorporation.

Section 10.2                             Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.  In addition to any requirements of law and any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66 2/3% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal, or adopt any provision inconsistent with, any Bylaw of the Corporation.

ARTICLE XI
LIABILITY OF DIRECTORS

Section 11.1                             No Personal Liability.  To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 11.2                             Amendment or Repeal.  Any amendment, alteration or repeal of this Article XI that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE XII
FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any other action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII
CORPORATE OPPORTUNITIES

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or develop by, or which otherwise comes into the possession of, (a) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (b) any holder of Common Stock or Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (each, a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person in such Covered Person’s capacity as a director or stockholder of the Corporation.

ARTICLE XIV

REVERSE STOCK SPLIT

Section 14.1                             Reverse Stock Split.  Effective upon the filing with the Secretary of State of Delaware of this Amended and Restated Certificate of Incorporation (the “Effective Time”), without any further action on the part of any stockholders of the Corporation, a reverse stock split of the Corporation’s outstanding Common Stock shall be effected whereby every one share of issued and outstanding Common Stock shall be reconstituted and exchanged for 0.577 shares of Common Stock.

Section  14.2                          No Fractional Shares.  No fractional shares of Common Stock shall be issued as a result of the reverse stock split effected pursuant to Section 14.1 above.  A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share of Common Stock as a result of the reverse stock split effected pursuant to Section 14.1 above shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the per share fair market value of such Common Stock at the Effective Time, as determined in good faith by the Board of Directors of the Corporation.

Section 14.3                             Reference to Numbers.  All references to dollar amounts and to numbers and amounts of shares of Common Stock set forth in this Amended and Restated Certificate of Incorporation shall be deemed to include and reflect the effect of the reverse stock split set forth in Section 14.1 above and shall not be further adjusted as a result thereof.

IN WITNESS WHEREOF, the undersigned does make, file and record this Amended and Restated Certificate of Incorporation, and does certify that the facts stated herein are true as of this            day of               , 2013.

NOODLES & COMPANY

By:
Paul A. Strasen
Executive Vice President, General Counsel
and Secretary